EXHIBIT 4.9
Restated Electronically for
SEC Filing Purposes
PACTIV CORPORATION

DEFERRED RETIREMENT SAVINGS PLAN

(Amended and Restated Electronically for SEC Filing Purposes
Effective January 1st, 2007)

TABLE OF CONTENTS

1.	ADOPTION, PURPOSE AND INTERPRETATION	1

2.	DEFINITIONS	1

3.	ELIGIBILITY AND PARTICIPATION	3

4.	DEFERRED COMPENSATION ACCOUNT	3

5.	EMPLOYER CONTRIBUTIONS	4

6.	DEFERRED AMOUNTS	4

7.	COMPANY MATCHING CREDITS	5

8.	ADJUSTMENTS TO AMOUNTS	5

9.	PAYMENT OF DEFERRED AMOUNTS	6

10.	PARTICIPANT REPORTS	7

11.	TRANSFERABILITY OF INTERESTS	7

12.	ADMINISTRATION	7

13.	AMENDMENT, SUSPENSION AND TERMINATION	8

14.	UNFUNDED OBLIGATION	8

15.	NO RIGHT TO EMPLOYMENT OR OTHER BENEFITS	8

16.	DISPUTE RESOLUTION	8

PACTIV CORPORATION
DEFERRED RETIREMENT SAVINGS PLAN
(Amended and Restated Electronically for SEC Filing Purposes
Effective January 1st, 2007)
1. ADOPTION, PURPOSE, AND INTERPRETATION
Effective September 1, 2004 (the “Effective Date”), Pactiv Corporation (the “Company”) adopted the Pactiv Corporation Deferred Retirement Savings Plan (“Plan”) to provide eligible members of a select group of management or highly compensated employees with an employer contribution as well as a means to defer receipt of a portion of his or her compensation and to earn matching credits on such deferred amounts. The Plan was amended and restated effective September 1, 2004, to incorporate certain provisions of the American Jobs Creation Act of 2004 and subsequent regulatory guidance. The Company intends the Plan to be a nonqualified deferred compensation plan under Code Section 409A. The Plan shall be administered and interpreted in accordance with Code Section 409A, the Treasury regulations issued thereunder and any other applicable authority.
This document amends and restates the Plan to incorporate all amendments adopted since the September 1, 2004, restatement, solely in order to enable the Plan with all amendments to be filed electronically with the Securities and Exchange Commission.
2. DEFINITIONS
Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:
(a)	“401(k) Plan” means the Pactiv 401(k) Savings and Investment Plan (Restated Effective as of November 4, 1999), as amended from time to time.

(b)	“Beneficiary” means the beneficiary that a Participant designates in writing to receive benefits from the Plan in the event of the Participant’s death. The Participant shall designate the Beneficiary on a form approved by the Company, and the Participant may change the Beneficiary designation at any time by completing a new form and submitting it to the Plan Administrator. A designation is not effective until the Plan Administrator receives the form.

(c)	“Change in Control Event” means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treas. Reg. § 1.409A-3(i)(5).

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Committee” means the Compensation/Nominating/Governance Committee of the Company’s Board of Directors.

(f)	“Company Matching Credit” means the amount of matching credits that a Participant may receive under Section 7.

(g)	“Compensation” means Compensation as defined in Section 1.8 of the 401(k) Plan, excluding short-term disability benefits.

(h)	“Deferred Amount” means the Compensation that a Participant elects to defer under Section 6.

(i)	“Deferred Compensation Account” means the memorandum account the Company establishes on its books to track a Participant’s Employer Contributions, Deferred Amounts, Company Matching Credits and income, gains, losses and distributions with respect to such amounts.

(j)	“Deferral Election Form” means the document(s) or other means prescribed by the Plan Administrator pursuant to which a Participant may elect to contribute Deferred Amounts.

(k)	“Disability” means the Participant:
(1)	is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months;

(2)	is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company; or

(3)	has been determined to be totally disabled by the Social Security Administration.
(l)	“Eligible Employee” means any employee of the Company who the Committee designates and the Plan Administrator notifies as eligible to participate in the Plan.

(m)	“Employer Contribution” means the amount determined under Section 5.

(n)	“Grandfathered Participant” means a Participant employed by the Company or on an approved leave of absence from the Company on December 31, 2002, and who —
(1)	as of December 31, 2002, authorized salary deferral contributions under the 401(k) Plan; or

(2)	the Company hired or rehired on or after November 2, 2002, provided such Participant enrolled in the 401(k) Plan in accordance with subsections 2.1(b) and 2.1(c) of the 401(k) Plan during the first calendar month in which the Participant was eligible under subsection 2.1(a) of the 401(k) Plan.
“Grandfathered Participant” excludes a Participant who previously met the definition of Grandfathered Participant, terminated employment and was rehired by the Company.

(o)	“Notice” means I.R.S. Notice 2005-1, 2005-2 I.R.B. 274 (1/10/2005).

(p)	“Participant” means a current or former Eligible Employee who participates in the Plan in accordance with Section 3 and maintains a Deferred Compensation Account hereunder.

(q)	“Plan Administrator” means the Committee or its designee.

(r)	“Plan Year” means, initially, the short plan year beginning September 1, 2004, and continuing through December 31, 2004. Effective January 1, 2005, Plan Year means the calendar year.

(s)	“Unforeseeable Emergency” means a severe financial hardship to the Participant as defined in Treas. Reg. § 1.409A-3(i)(3).

(t)	“Year of Participation” means Year of Participation defined in Section 1.28 of the 401(k) Plan beginning after the first anniversary of a Participant’s date of hire.
3. ELIGIBILITY AND PARTICIPATION
Before each Plan Year, the Committee shall determine, in its discretion, the identity of each Eligible Employee. The Plan Administrator shall notify each Eligible Employee that he or she is eligible to participate in the Plan. The Plan Administrator shall provide each Eligible Employee with a Deferral Election Form before the beginning of each Plan Year, except for the initial Plan Year that begins September 1, 2004. Each Eligible Employee shall be a Participant on the earlier of the date the Company first credits the Eligible Employee’s Deferred Compensation Account with an Employer Contribution and the date the Company first credits the Eligible Employee’s Deferred Compensation Account with a Deferred Amount. A Participant shall remain a Participant so long as any amount remains credited to his or her Deferred Compensation Account.
4. DEFERRED COMPENSATION ACCOUNT
The Plan Administrator shall establish a Deferred Compensation Account for each Eligible Employee. The Company shall credit to the Eligible Employee’s Deferred Compensation Account the Employer Contributions, Deferred Amounts and Company Matching Credits. The Company shall credit the Employer Contributions as soon as practicable after the close of the payroll period to which the Employer Contributions apply. The Company shall credit the

Deferred Amounts and Company Matching Credits as of the day on which the Participant would otherwise have been entitled to receive the Compensation that the Participant elects to defer. Any required withholding for taxes (e.g., Social Security taxes) on the Deferred Amount shall be made from other compensation of the Participant. Adjustments, as provided in Section 8 below, shall be made to the Participant’s Deferred Compensation Account.
5. EMPLOYER CONTRIBUTIONS
For the 2004 Plan Year only, the Company shall provide each Grandfathered Participant with an Employer Contribution equal to the following:
(a)	A Grandfathered Participant with at least 3 but less than 5 Years of Participation shall receive an Employer Contribution equal to 5% of the Grandfathered Participant’s Compensation for each payroll period not to exceed a total Employer Contribution for 2004 of 5% of the difference between $205,000 and the Grandfathered Participant’s Compensation as of August 31, 2004.

(b)	A Grandfathered Participant with at least 5 but less than 7 Years of Participation shall receive an Employer Contribution equal to 6% of the Grandfathered Participant’s Compensation for each payroll period not to exceed a total Employer Contribution for 2004 of 6% of the difference between $205,000 and the Grandfathered Participant’s Compensation as of August 31, 2004.

(c)	A Grandfathered Participant with at least 7 Years of Participation shall receive an Employer Contribution equal to 8% of the Grandfathered Participant’s Compensation for each payroll period not to exceed a total Employer Contribution for 2004 of 8% of the difference between $162,500 and the Grandfathered Participant’s Compensation as of August 31, 2004.
6. DEFERRED AMOUNTS
For Plan Years beginning on or after January 1, 2005, each Eligible Employee may elect to contribute Deferred Amounts in accordance with this Section 6.
(a)	Before each Plan Year that begins on or after January 1, 2005, an Eligible Employee may irrevocably elect in writing to defer receipt of up to 25% of his or her Compensation that he or she earns during the following Plan Year; provided, however, that any election by a Participant to contribute such Deferred Amounts who is subject to the reporting and short swing profits liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended, including an election relating to the form of distribution, shall not be effective until such election and the transactions contemplated thereby shall have been specifically approved by the Committee to the extent such approval is required to avoid liability under Section 16 of the Securities Exchange Act of 1934 and the regulations thereunder. A Participant may not revoke an election after the election period closes.

(b)	An Eligible Employee shall complete each Deferral Election Form before the Plan Year in which he or she earns the Compensation. A Participant must complete a separate Deferral Election Form with respect to each Plan Year. A newly Eligible Employee shall have 30 days from the date the Plan Administrator notifies him or her of his or her eligibility to participate in the Plan to complete a Deferral Election Form. Such an election is effective only with respect to Compensation earned after the Deferral Election Form is effective. The Plan Administrator will notify each Eligible Employee of the applicable election period and deadline for submitting a Deferral Election Form.
7. COMPANY MATCHING CREDITS
For Plan Years beginning on or after January 1, 2005, the Company shall make Company Matching Credits on behalf of each Grandfathered Participant equal to the following, subject to the limitation in Section 7(d) below:
(a)	A Grandfathered Participant with at least 3 but less than 5 Years of Participation shall be credited with a Company Matching Credit equal to 100% of the Grandfathered Participant’s Deferred Amount not to exceed 1% of Compensation.

(b)	A Grandfathered Participant with at least 5 but less than 7 Years of Participation shall be credited with a Company Matching Credit equal to 200% of the Grandfathered Participant’s Deferred Amount not to exceed 1% of Compensation.

(c)	A Grandfathered Participant with at least 7 Years of Participation shall be credited with a Company Matching Credit equal to:
(1)	200% of the Grandfathered Participant’s Deferred Amount not to exceed 1% of Compensation, and

(2)	100% of the Grandfathered Participant’s Deferred Amount to the extent such Deferred Amount exceeds 1% but does not exceed 3% of Compensation.
(d)	Notwithstanding any provision of this Plan to the contrary, no Grandfathered Participant shall be credited with a Company Matching Credit for a Plan Year that exceeds an amount equal to the Code Section 402(g) limit for the applicable Plan Year minus 4% of the Participant’s Compensation for the applicable Plan Year.
8. ADJUSTMENTS TO AMOUNTS
(a)	The Plan Administrator shall credit the balance of the Participant’s Deferred Compensation Account with an earnings factor as determined below.
(1)	With respect to Deferred Amounts, the earnings factor equals the amount the Deferred Amounts would have earned if such amounts had been invested in the investment options the Participant designates on the Deferral Election Form. The Participant is permitted to select the investment option used to determine the earnings factor and may change the selection at any time. The Participant may reallocate Deferred Amounts among the Plan’s different investment options at any time in accordance with such procedures as the Plan Administrator may maintain from time to time. The Participant may choose more than one investment option in increments of at least one (1) percent. The Company reserves the right to change or amend any of the investment options at any time.
(2)	With respect to Employer Contributions and Company Matching Credits, the earnings factor equals the amount the Employer Contributions and Company Matching Credits would have earned if such contributions and credits had been invested in the Pactiv stock equivalent unit account and measured by the performance of the Company’s common stock plus any dividends issued on the Company’s common stock that shall be deemed to be reinvested in additional shares of common stock (including a portion of a share of common stock where applicable). Effective April 1, 2006, with respect to Company Matching Credits, the earnings factor equals the amount the Company Matching Credits would have earned if such amounts had been invested in the investment options the Participant designates for his Deferred Amounts. The Participant may reallocate Employer Contributions and Company Matching Credits among the Plan’s different investment options at any time, in increments of at least one (1) percent, and in accordance with such procedures as the Plan Administrator may maintain from tune to time.
(b)	The Company is under no obligation to acquire or provide any of the investments designated by a Participant, and any investments actually made by the Company will be made solely in its name and will remain its property. The crediting of an earnings factor shall occur so long as there is a balance in the Participant’s Deferred Compensation Account regardless of whether the Participant has terminated employment.
9. PAYMENT OF DEFERRED AMOUNTS
(a)	A Participant’s Deferred Compensation Account shall be distributed upon the first to occur of the following:
(1)	Six months and one business day after the Participant’s separation from service;

(2)	the date the Participant suffers a Disability;

(3)	the Participant’s death;

(4)	a Change in Control, to the extent provided by the Secretary of Treasury; or

(5)	the occurrence of an Unforeseeable Emergency.

(b)	The Plan Administrator shall distribute a Participant’s Deferred Compensation Account in a single lump sum as soon as administratively feasible following the earliest of the events in Section 9(a). Except if the Participant dies, the Plan Administrator shall pay the Deferred Compensation Account to the Participant. If the Participant dies, then the Plan Administrator shall pay the Deferred Compensation Account to the Beneficiary or, if the Participant has not designated a Beneficiary or the Beneficiary has predeceased the Participant, to the Participant’s estate.

(c)	Notwithstanding Sections 9(a)(5) and 9(b), in no event shall a distribution on account of an Unforeseeable Emergency exceed the amounts necessary to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
10. PARTICIPANT REPORTS
The Plan Administrator shall provide each Participant a statement, at least quarterly, reflecting the Deferred Amounts and the Company Matching Credits and the income, gains, losses and distributions with respect to such amounts.
11. TRANSFERABILITY OF INTERESTS
During the period of deferral, all amounts credited to the Deferred Compensation Account are general assets of the Company for use as it deems necessary and are subject to the claims of its creditors. The rights and interests of a Participant during the period of deferral shall be those of a general, unsecured creditor, except that such Participant’s rights and interests may not be reached by the creditors of the Participant or the Participant’s beneficiary, or anticipated, assigned, pledged, transferred or otherwise encumbered, except in the event of the death of the Participant, and then only according to the Participant’s Beneficiary designation, by will or the laws of descent and distribution.
12. ADMINISTRATION
The Plan Administrator shall have complete authority over the administration and operation of the Plan. The Plan Administrator shall have the discretion to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, Beneficiary or other person having or claiming to have any interest under the Plan. Benefits under the Plan shall be distributed only if the Plan Administrator decides in its discretion that the Participant, Beneficiary or other person is entitled to them. Notwithstanding any other provision of the Plan to the contrary, the Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants, Beneficiaries and any other person. The Plan Administrator shall have the power and duty to adopt such rules, act in accordance with such procedures, appoint such officers or agents, delegate such powers and duties, and follow such claims and appeal procedures with respect to the Plan, as the Plan Administrator may determine or establish.
13. AMENDMENT, SUSPENSION AND TERMINATION
The Company at any time may amend, suspend or terminate the Plan or any portion thereof in such manner and to such extent as it may deem advisable and in its best interests. No amendment, suspension or termination shall reduce the amount credited to a Participant’s Deferred Compensation Account on the effective date of such amendment, suspension or termination. If the Company terminates the Plan, the Committee may, in its sole discretion, distribute a Participant’s Deferred Compensation Account either (i) in a lump sum as soon as administratively feasible following the effective date of such termination and notwithstanding any prior form of distribution election by the Participant, or (ii) in accordance with a Participant’s distribution election in effect on the effective date of the termination.
14. UNFUNDED OBLIGATION
The Plan shall not be funded; no trust, escrow or other provisions shall be established to secure payments due under the Plan; and the Plan shall be regarded as unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended, and the Code. A Participant shall be a general, unsecured creditor at all times under the Plan, and shall have no rights to any specific assets of the Company. All amounts credited to the Deferred Compensation Accounts are general assets of the Company and payable solely from the general assets of the Company.
15. NO RIGHT TO EMPLOYMENT OR OTHER BENEFITS
Nothing contained herein shall confer upon any Participant the right to continue in the employ of the Company or affect the right of the Company to discharge a Participant.
16. DISPUTE RESOLUTION
By participating in the Plan, the Participant agrees that any dispute arising under the Plan shall be resolved by binding arbitration in Lake Forest, Illinois under the rules of the American Arbitration Association and that there will be no remedy besides the disputed deferred compensation amount in issue.